Exhibit 3.2

SECOND AMENDMENT

THIS SECOND AMENDMENT (“Second Amendment”), dated as of August 31, 2024, to the Sixth Amended and Restated Operating Agreement of Compass Group Diversified Holdings LLC, a Delaware limited liability company, as amended and restated effective August 3, 2021, amended on February 11, 2022 and amended by the Trust Interest Designations through the date hereof (the “Agreement”), shall be effective as of August 31, 2024, and is entered into by Compass Diversified Holdings and Sostratus LLC, as Members under the Agreement. Such Members hereby agree to the amendment of the Agreement as set forth herein. Capitalized terms used in this Second Amendment without definition shall have the respective meanings specified in the Agreement.
1. The reference in Section 11.4(a) of the Agreement to “Ryan J. Faulkingham” shall be replaced with “Stephen Keller.”
2. The Members otherwise ratify and confirm the Agreement.
3. This Second Amendment may be executed in any number of counterparts with the same effect as if all of the parties had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

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IN WITNESS WHEREOF, the Members have executed and entered into this Second Amendment to the Sixth Amended and Restated Operating Agreement of the Company as of the day first above set forth.

COMPASS DIVERSIFIED HOLDINGS

By:	/s/ Elias J. Sabo

Name:	Elias J. Sabo
Title:	Regular Trustee

SOSTRATUS LLC

By:	/s/ Elias J. Sabo

Name:	Elias J. Sabo
Title:	Manager